                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT ("Agreement"), made the 20th day of May, 2005, between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("SBI"), and MARK R. McCOLLOM, an individual (the "Executive"),

                                   WITNESSETH:

      WHEREAS, Sovereign Bank (the "Bank") is a wholly owned subsidiary of SBI; and

      WHEREAS, the Executive has heretofore served in various executive capacities for SBI and the Bank; and

      WHEREAS, SBI desires to promote the Executive to a new position with substantially increased responsibilities; and

      WHEREAS, the Executive has expressed his desire to assume such responsibilities; and

      WHEREAS, SBI and the Executive desire to enter in a formal agreement regarding, among other things, the Executive's employment by SBI.

                                   AGREEMENT:

      NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Employment. SBI hereby employs the Executive, and the Executive hereby accepts employment with SBI, on the terms and conditions set forth in this Agreement.

      2. Duties of Employee. The Executive shall perform and discharge well and faithfully such duties as an executive officer of SBI as may be assigned to him from time to time by the Chief Executive Officer of SBI or SBI's board of directors ("Board of Directors"). The Executive initially shall be employed as the Chief Financial Officer of SBI, shall be a member of the Office of the Chairman, and shall hold such additional titles as may be given to him from time to time by the Board of Directors and the board of directors of the Bank (and any of their affiliated companies). The Executive shall devote his full time, attention and energies to the business of SBI (and its affiliated companies) and shall not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this Section 2 shall not be construed as preventing the Executive from (a) investing his personal assets in no more than 1% of the voting stock of a public company or in other nonpublic corporations or businesses that do not directly or indirectly compete with SBI or any of its affiliated companies, (b) acting as a member of the board of directors of any other corporation or as a member of the board of trustees of any other organization not in direct or indirect competition with SBI or any of its affiliated companies, so long as such service does not adversely affect his ability to properly discharge his duties hereunder, or (c) being involved in any other activity with the prior approval of the Chief Executive Officer of SBI. The Executive's office will be located in Wyomissing, Pennsylvania or in such other location that is not further than [65] miles therefrom, unless otherwise explicitly agreed to by the Executive.

      3. Term of Employment. The Executive's employment under this Agreement shall be for a period (the "Employment Period") commencing on the date of this Agreement and ending on the date that is three years subsequent thereto, provided that on the first and each subsequent annual anniversary date of this Agreement, and unless a party has given the other party written notice at least 60 days prior to such anniversary date that such party does not agree to renew this Agreement, the term of this Agreement and the Employment Period shall be deemed renewed for a term ending three years subsequent to such anniversary date, unless sooner terminated in accordance with Section 5 hereof or one of the following provisions:

            (a) Termination for Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period for Cause by action of the Board of Directors, upon giving notice of such termination to the Executive at least 15 days prior to the date upon which such termination shall take effect. As used in this Agreement, "Cause" means any of the following events:

                  (i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days;

                  (ii) the Executive willfully fails to follow the lawful
            instructions of the Chief Executive Officer or Board of Directors after his receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

                  (iii) the Executive repeatedly fails in any material respect to perform the reasonable duties required of the Executive under
            Section 2 after his receipt of written notice of such failure from the Chief Executive Officer or Board of Directors;

                  (iv) the Executive willfully violates SBI's or the Bank's Code of Conduct, as the same may be amended from time to time, or any material bank regulatory statute or regulation, or any cease and desist order applicable to SBI or the Bank;

                  (v) the Office of Thrift Supervision, Federal Deposit
            Insurance Corporation or any government regulatory agency having jurisdiction over SBI or the Bank recommends or orders that the Executive's employment be terminated or that he be relieved of his duties hereunder;

                  (vi) the Executive engages in any activity that results in a breach of fiduciary duty involving receipt of personal profit by him at the expense of SBI, the Bank or any of their affiliated companies;

                  (vii) the Executive commits a significant act of personal
            dishonesty or willful misconduct, or performs his duties under this Agreement in an incompetent manner; or

                  (viii) the Executive breaches any material provision of this
            Agreement and fails to cure such breach within 15 days after receipt of written notice of such breach from the Board of Directors.

      If the Executive's employment is terminated under the provisions of this
      Section 3(a), then all of his rights under Section 4 shall cease as of the effective date of such termination; provided, however, that he shall nonetheless be paid his accrued but unpaid salary (determined under Section 4(a)) to the date of termination, incurred but unreimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder and under the pension and welfare benefit plans in which he is then a participant.

            (b) Involuntary Termination Without Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Board of Directors, upon giving written notice of such termination to the Executive at least 30 days prior to the date upon which such termination shall take effect. If the Executive's employment is terminated under the provisions of this
      Section 3(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 6 or Section 7, whichever shall be applicable. To the extent the Executive becomes entitled to and receives the payment and benefits set forth in Section 6 or 7, such payments and benefits shall constitute liquidated damages for any possible breach of this Agreement by SBI, the Bank or any of their affiliated companies, and shall represent the maximum extent of liability therefore that the Executive can claim against any of such entities.

            (c) Retirement or Death. If the Executive retires or dies, the Executive's employment under this Agreement shall be deemed terminated as of the date of the Executive's retirement or death, and all of his rights under Section 4 shall cease as of the date of such retirement or death; provided, however, that the Executive (or his estate, as applicable) shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 4(a)) to the date of termination, incurred but unreimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder and under the pension and welfare benefit plans in which he is then a participant.

            (d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render him mentally or physically incapable of performing the services required under Section 2 of this Agreement for a continuous period of six months (after

      SBI's undertaking and making of reasonable accommodation therefor), then, upon the expiration of such period or at any time thereafter (if such condition persists), by action of the Board of Directors, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive written notice to that effect. If the Executive's employment is terminated under the provisions of this Section 3(d), then all of his rights under Section 4 shall cease as of the last business day of the week in which such termination occurs; provided, however, that he shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 4(a)) to the date of termination, incurred but unreimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder and under the pension and welfare benefit plans in which he is then a participant.

            (e) Voluntary Termination by the Executive Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement at any time during the Employment Period (and without regard to whether such termination may be deemed retirement for any purpose), by giving written notice of such termination to the Board of Directors at least 30 days prior to the date upon which termination is to take effect. If the Executive terminates his employment under the provisions of this section, then all of his rights under Section 4 shall cease as of the date of termination; provided, however, that the Executive shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 4(a)) to the date of termination, incurred but unreimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder and under the pension and welfare benefit plans in which he is then a participant.

            (f) Expiration of Agreement. In the event this Agreement and Executive's employment hereunder terminate by reason of the expiration of the Employment Period, because of the failure to renew such Period as provided above in this section, then all of the Executive's rights under
      Section 4 shall cease as of the date of expiration; provided, however, that the Executive shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 4(a)) to the date of termination, incurred but unreimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder and under the pension and welfare benefit plans in which he is then a participant.

      4. Employment Period Compensation.

            (a) Salary. For services performed by the Executive under this Agreement, SBI shall initially pay (or cause to be paid to) the Executive a salary, during the Employment Period, at the rate of $350,000 per year, payable at the same times as salaries are payable to other executive officers of SBI. SBI may, from time to time, increase the Executive's salary (or cause it to be increased), and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors in the resolutions authorizing such increases. Notwithstanding the preceding provisions of this section, no later than one year following the effective date of this Agreement, the amount of the Executive's base salary shall be revised so that it is equal to the base salaries generally then prevailing for members of the Office of the Chairman (other than the Chief Executive Officer of SBI).

            (b) Bonuses. The Executive shall participate in such bonus programs as may be maintained from time to time by SBI for its executive officers of similar rank. Notwithstanding the preceding sentence, the Executive shall be treated as a full year participant in the Senior Officers Bonus Award Program for 2005, effective as of the date determined by action of the Compensation Committee of the Board of Directors. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of SBI to the Executive provided for in this Agreement.

            (c) Other Benefits. SBI will provide the Executive (or cause him to be provided), during the Employment Period, with insurance, vacation, retirement, and other fringe benefits, including the ability to participate in SBI's executive benefit programs, which benefits are, in the aggregate, not less favorable than those received by other comparable executive employees of SBI.

            (d) Automobile Allowance. The Executive shall be entitled to the same automobile allowance as he was entitled to immediately prior to the date of this Agreement. Nothing in the preceding sentence, however, shall preclude SBI from unilaterally modifying the amount of Executive's automobile allowance or the manner in which it may be provided. The Executive agrees to periodically provide SBI with such information as it may require with respect to his use of his automobile.

            (e) Club Membership. The Executive shall, from time to time, be paid or reimbursed for country club dues and business-related expenses at one such club. The identity of such club will be mutually agreed upon by SBI and the Executive.

            (f) Business Expenses. SBI will reimburse the Executive (or cause him to be reimbursed) for reasonable, normal and customary business expenses incurred in connection with his duties hereunder, in accordance with its employee or executive business expense reimbursement policies from time to time in effect.

      5. Resignation of the Executive for Good Reason.

            (a) Termination for Good Reason; Definition of Term. The Executive may resign for Good Reason at any time during the three-year period following a Change in Control (as defined in Section 5(b)), as hereinafter set forth. As used in this Agreement, "Good Reason" means any of the following:

                  (i) any reduction in title, change in reporting structure or significant reduction in the Executive's responsibilities or authority, including such responsibilities and authority as the same may be increased at any time during the term of this Agreement, or the assignment to the Executive of duties inconsistent with the Executive's status as an executive officer of SBI;

                  (ii) any reassignment of the Executive which reasonably
            requires the Executive to move his principal residence;

                  (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of Section 3(a) or (d);

                  (iv) any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (v) any failure of SBI to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the retirement, life insurance, medical, health and accident, disability and other employee benefit plans of SBI or the Bank in which the Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control, unless such reduction is part of a reduction applicable to all or substantially all employees;

                  (vi) any failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 16;

                  (vii) any material breach of this Agreement of any nature
            whatsoever on the part of SBI or any of its affiliated companies; or

                  (viii) termination of the Executive's membership in the Office of the Chairman (or any successor group).

      At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to SBI (or its successor) and the provisions of Section 6 shall thereupon apply.

            (b) Change in Control Defined. As used in this Agreement, "Change in Control" means a change of control of a nature that would be required to be reported in response to the instructions for Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as enacted and in force on the date hereof, whether or not SBI is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall, in any event, be deemed to have occurred if:

                  (i) any "Person" (as such term is used in Sections 13(d) and
            14(d) of the Exchange Act except for any of SBI's employee benefit plans, or any entity holding SBI's voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the "Benefit Plan(s)"), is or becomes the beneficial owner, directly or indirectly, of SBI's securities representing 19.9% or more of the combined voting power of SBI's then outstanding securities other than pursuant to a transaction described in (iv) below;

                  (ii) there occurs a contested proxy solicitation of SBI's
            shareholders that results in the contesting party obtaining the ability to vote securities representing 19.9% or more of the combined voting power of SBI's then outstanding securities;

                  (iii) a binding written agreement is executed (and, if legally required, approved by SBI's shareholders) providing for a sale, exchange, transfer or other disposition of substantially all of the assets of SBI or of the Bank to another entity, except to an entity controlled at the time directly or indirectly by SBI;

                  (iv) the shareholders of SBI approve a merger, consolidation, or other reorganization of SBI, unless:

                        (A) under the terms of the agreement approved by SBI's
                  shareholders providing for such merger, consolidation or reorganization, the shareholders of SBI immediately before such merger, consolidation or reorganization, will own, directly or indirectly immediately following such merger, consolidation or reorganization at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization (such proportion determined without regard to any cash vs. stock election, on the part of such shareholders, in the transaction);

                        (B) under the terms of the agreement approved by the
                  SBI's shareholders providing for such merger, consolidation or reorganization, the individuals who were members of the Board of Directors immediately prior to the execution of such agreement will constitute at least 51% of the members of the board of directors of the Surviving Corporation after such merger, consolidation or reorganization; and

                        (C) based on the terms of the agreement approved by
                  SBI's shareholders providing for such merger, consolidation or reorganization, no Person (other than (1) SBI or any subsidiary of SBI, (2) any Benefit Plan (3) the Surviving Corporation or any subsidiary of the Surviving Corporation, or
                  (4) any Person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities of
                  SBI) will have beneficial
                  ownership of 19.9% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities;

                  (v) a plan of liquidation or dissolution of SBI, other than pursuant to bankruptcy or insolvency laws, is adopted;

                  (vi) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors, cease for any reason to constitute at least a majority of such Board, unless the election and nomination of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or

                  (vii) the occurrence of a "triggering event", within the
            meaning of such term in the Rights Agreement dated as of September 19, 1989 between SBI and Chemical Bank, as the same may be amended through any relevant date,

                  (viii) the occurrence of any other event which is irrevocably designated as a "change in control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of SBI.

      Notwithstanding Clause (i), a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of stock and securities representing 19.9% or more of the combined voting power of SBI's then outstanding stock and securities or the aggregate number of shares of SBI's then outstanding common stock solely as a result of an acquisition by SBI of its stock or securities which, by reducing the number of securities or stock outstanding, increases the proportionate number of securities or stock beneficially owned by such Person; provided, however, that if a Person becomes the beneficial owner of 19.9% or more of the combined voting power of stock and securities or the aggregate number of shares of common stock by reason of such acquisition and thereafter becomes the beneficial owner, directly or indirectly of any additional voting stock securities or common stock (other than by reason of a stock split, stock dividend or similar transaction), then a Change in Control will thereupon be deemed to have occurred.

      6. Rights in Event of Termination of Employment After Change in Control. In the event that Executive resigns from employment for Good Reason following a Change in Control, by delivery of a Notice of Termination to SBI, or Executive's employment is terminated by SBI without Cause upon or after a Change in Control, Executive shall be absolutely entitled to receive the amounts and benefits set forth in this section.

            (a) Current Compensation at Termination. For a period of three years from the date of termination of employment, Executive shall be paid his Current Compensation at Termination.

                  (i) For purposes of this section, the term "Current
            Compensation at Termination" means the sum of (A) the greatest of the Executive's base salary as of the date of termination of employment (or prior to any reduction thereof resulting in Good Reason for resignation) and for any of the three immediately preceding calendar years, and (B) a dollar amount equal to the highest of the awards Executive received as bonuses (including deferred bonuses) in any of the three calendar years preceding the year in which the termination of employment occurs.

                  (ii) Amounts required to be paid to Executive under this
            Section 6(a) shall be paid in equal monthly installments, beginning 30 days following the date of termination of employment or the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time.

            (b) Benefits. For a period of three years from the date of termination of employment, Executive shall receive a continuation of all life, disability, medical insurance and other welfare benefits in effect with respect to Executive during the two calendar years prior to his termination of employment, or, if SBI cannot provide such benefits (or cause them to be provided) because Executive is no longer an employee, a dollar amount equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits), less any amounts he was actually paying himself for such benefits immediately prior to termination.

            (c) Matters Relating to Certain Federal Excise Tax. In the event that the amounts and benefits payable under this Agreement, when added to other amounts and benefits which may become payable to the Executive by SBI and any affiliated company, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), SBI shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by independent public accountants retained by SBI, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by SBI's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

            (d) No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this section by seeking employment or otherwise, nor shall any amount or benefit provided for in this section be subject to offset for compensation received from other employers unrelated to SBI.

      7. Rights in Event of Termination of Employment Without Cause in Absence of Change in Control. In the event that Executive's employment is terminated by SBI without Cause and no Change in Control shall have occurred at the date of such termination, Executive shall be entitled to receive the amounts and benefits set forth in this section.

            (a) Current Compensation at Termination. For a period of the greater of one year from the date of termination of employment or the remaining term of this Agreement, Executive shall be paid his Current Compensation at Termination.

                  (i) For purposes of this section, the term "Current
            Compensation at Termination" means the sum of (A) Executive's base salary as of the date of termination of employment (or prior to any reduction thereof preceding termination of employment), and (B) a dollar amount equal to the average of the awards Executive received as bonuses (including deferred bonuses) for each of the three calendar years preceding the year in which the termination of employment occurs.

                  (ii) Amounts required to be paid to Executive under Section
            7(a) shall be paid in equal monthly installments, beginning 30 days following the date of termination of employment or the receipt by SBI of the approval of payment of such amounts by the Office of Thrift Supervision or such other regulatory agency to the extent such approval is required at that time.

            (b) Benefits. For a period of the greater of one year from the date of termination of employment or the remaining term of this Agreement, Executive shall receive a continuation of all life, disability, medical insurance and other welfare benefits in effect with respect to Executive during the two calendar years prior to his termination of employment, or, if SBI cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the after-tax cost to Executive of obtaining such benefits (or substantially similar benefits).

            (c) No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this section by seeking employment or otherwise, nor shall any amount or benefit provided for in this section be subject to offset for compensation received from other employers unrelated to SBI.

      8. Covenant Not to Compete; Non-Solicitation of Customers and Employees; Confidential Information.

            (a) Covenant Not to Compete; Non-Solicitation. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of SBI and of the Bank (and their affiliated companies) and, accordingly, agrees that, during and for the applicable period set forth in Section 8(c) hereof, the Executive shall not:

                  (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 1% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in any business in which SBI or one of its subsidiaries, including the Bank, is engaged at the date of termination of employment (the "Business") in any geographic area in which, at any time during the Employment Period, SBI or any of its subsidiaries, including the Bank, conducts the Business (the "Non-Competition Area");

                  (ii) provide financial or other assistance to any person,
            firm, corporation, or enterprise engaged in the Business in the Non-Competition Area;

                  (iii) engage in any of the foregoing types of business with, or solicit the sale of or sell any financial service or product relating to the Business to, any customer or client of SBI or any of its subsidiaries, including the Bank; or

                  (iv) solicit or hire any employees of SBI or any of its
            subsidiaries, including the Bank, who are engaged in the Business or induce any of such employees to terminate their employment relationship with SBI or any of its subsidiaries, including the Bank.

            (b) Judicial Cut-Back Authorized. It is expressly understood and agreed that, although the Executive and the Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for SBI and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

            (c) Restrictive Period. The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on the date that is 12 months following the Executive's termination of employment unless the Executive's employment is terminated without Cause as provided in Section 3(b) or the Executive resigns for Good Reason as provided in
      Section 5, in which case the provisions of this Section 8 shall be applicable on the date of this Agreement and ending on the date of termination of the Executive's employment. In the event the Executive's employment terminates as a result of his notice to SBI of his non-agreement to renewal of this Agreement, the provisions of this Section 8 shall be fully applicable to him. In the event termination of the Executive's employment is as a result of SBI's notice to him of its non-agreement to renewal of this Agreement, the provisions of this Section 8 shall not apply to the Executive beyond the termination date; provided, however, that for a period of 12 months following the termination date, the Executive shall be subject to the prohibitions set forth in Subsections
      (a)(iii) and (iv) of this Section 8.

            (d) Confidential Information.

                  (i) The Executive agrees that all customer lists, files and records now or hereafter used or possessed by SBI or any of its subsidiaries, including the Bank, are the property of SBI and are its trade secrets. Accordingly, the Executive acknowledges that SBI's trade secrets as they may exist from time to time and other confidential information concerning the SBI's business, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, customer and dealer lists and credit and financial data concerning customers are valuable, special and unique assets of SBI, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. In light of the highly competitive nature of the industry in which the business of the SBI and its subsidiaries, including the Bank, is conducted, the Executive further agrees that all knowledge and information described in the preceding sentence not in the public domain and heretofore or in the future obtained by the Executive as a result of employment by SBI or any of its affiliated companies shall be considered confidential information. In recognition of this fact, the Executive agrees that the Executive will not, during or after the Employment Period, disclose any of such confidential information to any person or other entity for any reason or purpose whatsoever, except as necessary in the performance of the Executive's duties as an employee of or consultant to SBI or any of its subsidiaries, including the Bank, nor shall the Executive make use of any such confidential information for the Executive's own purposes or for the benefit of any person or other entity (except SBI and its subsidiaries, including the Bank) under any circumstances during or after the Employment Period.

                  (ii) Notwithstanding the provisions of Subsection (d)(i), SBI acknowledges and agrees that SBI's trade secrets and confidential information shall not be deemed to include (1) information which was in the Executive's possession prior to the Executive's employment by SBI and is not known by the Executive to be subject to another confidentiality agreement with or other obligation of secrecy to SBI or any of its subsidiaries, including the Bank, (2) information which becomes generally available to and known by the public other than as a result of disclosure by the Executive or (3) information which becomes generally available to the Executive on a non-confidential basis from a source other than SBI or any of its subsidiaries, including the Bank, provided such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to SBI or any of its subsidiaries, including the Bank. In addition, nothing contained herein shall be deemed to preclude the Executive from responding to requests for information or inquiries from the Office of Thrift Supervision or the Federal Deposit Insurance Corporation, or from disclosing such information if required to do so by law; provided, however, that in any such case, he shall (unless prohibited by law) advise SBI in writing, in advance of any such disclosure, of the circumstances surrounding the proposed disclosure.

      9. Arbitration. SBI and the Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (the "Association") in Philadelphia, Pennsylvania. SBI, or the Executive, may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the rules of the Association. The arbitrator shall be selected and proceedings shall be conducted in accordance with the Association's National Rules for the Resolution of Employment Disputes. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, SBI, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein regarding equitable remedies.

      10. Legal Expenses. SBI shall pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in successfully obtaining, enforcing or securing any material right or benefit provided by this Agreement.

      11. Exclusive Remedy; Release. The Executive agrees that the amounts and benefits provided for in this Agreement, if paid when due or promptly after resolution of any good faith disputes regarding the same, shall constitute the Executive's sole and exclusive remedy, contractual or otherwise, in the event of his termination of employment. The Executive agrees that he shall not be entitled to any severance payment or benefit under any severance program maintained by SBI or any of its affiliated companies. To the extent the preceding sentence is not enforceable under any such program, the payments and/or benefits he would otherwise receive hereunder shall be reduced (but not below zero) by the severance payments and benefits he actually receives under such program. At the request of SBI, and as a condition of SBI's obligation to make any payments or provide any benefits following the Executive's termination of employment, the Executive agrees to execute a form of mutual release then generally in use by SBI for such circumstances of employment termination.

      12. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence of the Executive, in the case of notices to the Executive, and to the principal office of SBI, in the case of notices to SBI. Notices of any change in address may be given in the same manner.

      13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of SBI specifically designated by the Board of Directors. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      14. Assignment. This Agreement shall not be assignable by either party hereto, except by SBI to any successor in interest to the business of SBI.

      15. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior oral or written agreement of the parties relating to the matters governed by this Agreement, including, but not limited to, the Change in Control Agreement, dated as of January 1, 2001, between the Executive and SBI.

      16. Successor; Inurement Following Death.

            (a) Assumption by Successor. SBI will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of SBI to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SBI would be required to perform it if no such succession had taken place. Failure by SBI to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 shall apply. As used in this Agreement, "SBI" shall mean SBI as hereinbefore defined and any successor to the respective business and/or assets of SBI as aforesaid, which assumes and agrees to perform this Agreement by operation of law or otherwise.

            (b) Inurement Following Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

      17. Termination. Any termination of the Executive's employment under this Agreement or of this Agreement shall not affect the stated intent of the terms of this Agreement including, without limitation, the provisions of Sections 6, 7, 8 and 10 hereof, which shall survive any such termination and remain in full force and effect in accordance with their respective terms.

      18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      19. Applicable Law. Except to the extent preempted by federal law, this Agreement shall be governed by and construed in accordance with the domestic laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

      20. Headings. The headings of the several sections and subsections of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

      21. Effective Date. This Agreement shall become effective upon the day and year first above written.

      22. Allocation of Costs Generally. SBI and the Bank agree that, as between themselves (and, if relevant, their affiliated companies), they shall bear their respective costs incurred under this Agreement in such manner as is determined on a mutually satisfactory basis. Notwithstanding the preceding sentence, regardless of any internal cost allocation arrangements between SBI and the Bank (and any other companies), SBI shall remain primarily obligated to Executive for the payments and benefits to which he may become entitled hereunder.

      23. Guaranty; SBI and Bank Representation. To the extent permitted by law, the Bank hereby irrevocably and unconditionally guarantees to the Executive the full and timely performance by SBI of each and every obligation of SBI set forth in this Agreement. SBI and the Bank represent to the Executive that this Agreement has been fully authorized by all necessary corporate action and is fully enforceable in accordance with its terms.

      24. Cooperation Covenant. Both during and after the Employment Period, the Executive shall cooperate fully with SBI and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceedings, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which SBI or any affiliate thereof, including the Bank, may be or become involved, including full disclosure of all relevant information and truthfully testifying on SBI's behalf (or, at the request of SBI, on behalf of such affiliate of SBI, including the Bank) in connection with any such proceeding or investigation.

      25. Tax Withholding. All payments made and benefits provided hereunder shall be subject to required tax withholding, the cost of which, except as otherwise specifically provided herein, shall be borne by the Executive. In the case of a noncash benefit, SBI may require the Executive, as a condition of the receipt of such benefit, to deposit sufficient funds with SBI to discharge any required withholding obligation.

      26. Representation of Executive. As an inducement to entering into this Agreement, the Executive represents to SBI and the Bank that his execution of and performance under this Agreement will not constitute a violation by him of any written or other contract, understanding, arrangement, duties or other obligation pertaining to his performance of personal services, solicitation of employees or customers, or other conduct on his part contemplated by this Agreement.

      27. Number. Words used herein in the singular form shall be deemed to include the plural, as appropriate in the context in which such word is used, and vice versa.

      28. American Jobs Creation Act of 2004. Notwithstanding anything herein to the contrary, the provisions of this Agreement are subject to the conditions and provisions of Section 885 of the Jobs Creation Act of 2004 and Code Section 409A implemented thereby. To the extent any provision hereof would violate the provisions of such laws, thereby potentially resulting in adverse tax consequences to the Executive, the parties agree to negotiate, in good faith and to the extent possible, to ameliorate or eliminate such potential adverse tax consequences to the Executive. In connection therewith, in the event the provision of payments or benefits is accelerated, the parties acknowledge and agree that SBI may take into account reasonable present value concepts in making any payments or providing accelerated benefits hereunder.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first



                   [This space is intentionally left blank.]

         above written.

                                          SOVEREIGN BANCORP, INC.


                                          By /s/ Jay S. Sidhu
                                            ------------------------------------
                                                   Jay S. Sidhu
                                                   Chairman, President and Chief
                                                   Executive Officer

(SEAL)                                    Attest: /s/ David A. Silverman
                                                 -------------------------------
                                                   David A. Silverman
                                                   Secretary
                                                   ("SBI")

                                                  /s/ Mark R. McCollom
                                            ------------------------------(SEAL)
                                                   Mark R. McCollom
                                                   ("Executive")

Agreed to as of the date of this
Agreement.

SOVEREIGN BANK, A FEDERAL SAVINGS BANK


/s/ Jay S. Sidhu
-----------------------------
Jay S. Sidhu
Chairman, President and
Chief Executive Officer